Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (Ticker: SPXFP) Underlying: October 27, 2026 Pricing date: October 27, 2031 Valuation date: October 30, 2031 Maturity date: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than five business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: Monthly, beginning after approximately one year Potential redemption dates: At least 26.15% per annum * Premium: 17334DSJ2 / US17334DSJ27 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the valuation date Final underlying value: ( i ) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value Underlying return : 150.00% Upside participation rate: • If the final underlying value on the valuation date is greater than the initial underlying value: $1,000 x the underlying return x the upside participation rate • If the final underlying value on the valuation date is less than or equal to the initial underlying value: $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Return amount: You will receive at maturity for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive Payment at maturity (if we do not redeem the securities prior to maturity): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated September 30, 2026 Pricing supplement: *The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Market - Linked Securities Linked to the S&P 500 Futures Excess Return Index Hypothetical Payment at Maturity** ** Assumes we have not redeemed the securities prior to maturity.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the securities . • The securities do not pay interest. • The term of the securities may be as short as one year. • Your potential return on the securities in connection with an early redemption is limited. • We may redeem the securities prior to maturity. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the securities are not redeemed prior to maturity or if the underlying on the valuation date declines or does not appreciate sufficiently from the initial underlying value to the final underlying value . • Your payment at maturity will depend on the closing value of the underlying solely on the valuation date, which makes the securities particularly sensitive to volatility in the closing value of the underlying on or near the valuation date. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the securities prior to maturity may result in a loss of principal. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • Our offering of the securities is not a recommendation of the underlying. • The issuer and its affiliates may have conflicts of interest with you. • Changes that affect the underlying may affect the value of your securities. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.